POWER OF ATTORNEY


	The undersigned, an officer of Alabama Power Company, hereby makes, constitutes and appoints Ceila H. Shorts, Amy E. Blankenship, Myra C. Bierria, and Laura O.
Hewett, my agents and attorneys-in-fact, for the limited purpose of signing on my behalf, and causing to be filed with the Securities and Exchange Commission
Form ID and Initial Statement of Beneficial Ownership of Securities, Statement
of Changes in Beneficial Ownership and Annual Statement of Changes in Beneficial
Ownership, on Forms 3, 4 and 5, respectively, and any appropriate amendment or amendments thereto.

	This power of attorney shall remain in effect until my obligation to file the aforementioned reports as an officer of Alabama Power Company ceases, unless earlier revoked by me by written document delivered to the Corporate Secretary of Alabama Power Company.

Effective the 6th day of July, 2017.




			/s/
		R. Scott Moore